AIRTRAN HOLDINGS, INC.
EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                                            6 Months
                                                                                                                             Ended
                                                                    Year Ended December 31                                  June 30
                                             ----------------------------------------------------------------------------  ---------
                                                  1995        1996            1997          1998           1999            2000
                                             ----------------------------------------------------------------------------  ---------
  Consolidated pretax income (loss)           $107,825     $(65,932)       $(119,438)      $(40,738)       $(96,655)       $ 19,479
  Amortization of capitalized interest               -            -                -              -              38              92
  Interest, including interest capitalized       6,579       23,398           25,886         28,701          34,586          13,626
  Less interest capitalized during the
    period                                           -       (1,212)          (1,555)        (3,339)         (6,736)         (1,724)

 Interest portion of rent expense                4,172        5,275            4,552          7,950           7,235           4,479
                                             ----------------------------------------------------------------------------  --------

    Earnings                                  $118,576     $(38,471)       $ (90,555)      $ (7,426)       $(61,532)       $ 35,952
                                             ============================================================================  ========

Interest, including interest capitalized      $  6,579     $ 23,398        $  25,886       $ 28,701        $ 34,586        $ 13,626
Interest portion of rent expense                 4,172        5,275            4,552          7,950           7,235           4,479
                                             ----------------------------------------------------------------------------  --------

    Fixed Charges                             $ 10,751     $ 28,673        $  30,438       $ 36,651        $ 41,821        $ 18,105
                                             ============================================================================  ========
Ratio of Earnings to Fixed Charges                11.0            - /(1)/          - /(1)/        - /(1)/        - /(1)/        2.0
                                             ============================================================================  ========

(1) For the periods ended December 31, 1996, 1997, 1998, and 1999, the Company's earnings were insufficient to cover fixed charges by $67,144, $120,993, $44,077, and $103,353, respectively.